Exhibit (10)(44)

RECAPTURE AND TERMINATION AGREEMENT

This RECAPTURE AND TERMINATION AGREEMENT, dated as of December 1, 2020 (this “Agreement”), is made and entered into by and between Allstate Assurance Company, a life insurance company domiciled in the State of Illinois (the “Reinsurer”), and Allstate Life Insurance Company, a life insurance company domiciled in the State of Illinois (the “Ceding Company”).

WHEREAS, the Reinsurer and the Ceding Company are parties to that certain Reinsurance Agreement effective as of April 1, 2015 (the “Reinsurance Agreement”);

WHEREAS, the Ceding Company and the Reinsurer desire to recapture the Recaptured Business (as defined below) currently ceded under the Reinsurance Agreement and terminate the Reinsurance Agreement; and

WHEREAS, the Ceding Company and the Reinsurer desire a full and final settlement, discharge and release of any and all of each of their respective liabilities, duties and obligations with respect to the Recaptured Business.

NOW, THEREFORE, the Ceding Company and the Reinsurer (each a “Party”, and together, the “Parties”) agree as follows:

Article I.
DEFINITIONS

Section 1.1. Definitions. For purposes of this Agreement, all capitalized terms not defined herein shall have the meanings set forth in the Reinsurance Agreement.

Article II.
RECAPTURE

Effective as of 12:01 a.m. Central time on December 1, 2020 (the “Recapture Date”), the Ceding Company hereby recaptures one hundred percent (100%) of all liabilities ceded to the Reinsurer under the Reinsurance Agreement (the “Recaptured Business”).

Article III.
RECAPTURE CONSIDERATION

Section 3.1. Recapture Assets and Liabilities. Pursuant to Article XIV of the Reinsurance Agreement and notwithstanding anything contained in the Reinsurance Agreement to the contrary, as consideration for the Ceding Company’s recapture of the Recaptured Business, Within forty-five (45) days of the Recapture Date (the "Recapture Settlement Date"), assets consisting of policy loans (including accrued and unearned policy loan interest), cash and investments at market value, and accrued investment income net of unearned investment income, shall be transferred by the Reinsurer to the Ceding Company with the amount as of the Recapture Date equal to the "Net Statutory Liabilities" for the recapture Policies plus the positive or negative Interest Maintenance Reserve Adjustment. The Net Statutory Liabilities shall equal the Statutory Reserves (net of reserves for any non-affiliate reinsurance agreements) related to the recapture Policies plus "Recapture Assets and Liabilities." The Reinsurer shall also pay to the Ceding Company interest on such amount at the rate of four percent (4%) per annum, simple rate, beginning on the Recapture Date and ending on the Recapture Settlement Date.

The Recapture Assets and Liabilities shall include all account balances (both assets and liabilities) related to the recapture Policies and ceded by the Ceding Company to the Reinsurer (other than (i) those that are reflected in Statutory Reserves and (ii) the liability for interest maintenance reserve related to the recapture Policies). Recapture Assets and Liabilities shall include, but are not limited to, uncollected premiums, deferred premiums, policyholder dividends and premiums received in advance, in each case to the extent attributable to the recapture Policies. The Recapture Assets and Liabilities shall also include amounts in respect of the recapture Policies that are paid to or received by the Reinsurer on behalf of the Ceding Company after the Recapture Date but prior to the Settlement Date.

Section 3.2. Ceding Company Release of the Reinsurer. In consideration of the receipt of the payments described in Section 3.1 and the release provided in Section 3.3, as of the Recapture Date, the Ceding Company hereby forever releases and discharges the Reinsurer, and its predecessors, successors, affiliates, agents, officers, directors, employees and shareholders, from any and all past, present, and future obligations, adjustments, liability for payment of interest, offsets, actions, causes of action, suits, debts, sums of money, accounts, premium payments, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, liens, rights, costs and expenses (including attorneys’ fees and costs actually incurred), claims and demands, liabilities and losses of any nature whatsoever, all whether known or unknown, vested or contingent, that the Ceding Company now has, owns, or holds or claims to have, own, or hold, or at any time had, owned, or held, or claimed to have had, owned, or held, or may after the execution of this Agreement have, own, or hold or claim to have, own, or hold, against the Reinsurer, arising from, based upon, or in any way related to the Recaptured Business, it being the intention of the Parties that this release operate as a full and final settlement of the Reinsurer’s current and future liabilities to the Ceding Company under and in connection with the Recaptured Business, provided, however, that this release does not discharge obligations of the Reinsurer that have been undertaken or imposed by the terms of this Agreement.

Section 3.3. Reinsurer Release of the Ceding Company. In consideration of the recapture set forth in Article II and the release provided in Section 3.2, as of the Recapture Date, the Reinsurer hereby forever releases and discharges the Ceding Company, and its predecessors, successors, affiliates, agents, officers, directors, employees and shareholders, from any and all past, present, and future obligations, adjustments, liability for payment of interest, offsets, actions, causes of action, suits, debts, sums of money, accounts, premium payments, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, liens, rights, costs and expenses (including attorneys’ fees and costs actually incurred), claims and demands, liabilities and losses of any nature whatsoever, all whether known or unknown, vested or contingent, that the Reinsurer now has, owns, or holds or claims to have, own, or hold, or at any time had, owned, or held, or claimed to have had, owned, or held, or may after the execution of this Agreement have, own, or hold or claim to have, own, or hold, against the Ceding Company, arising from, based upon, or in any way related to the Recaptured Business, it being the intention of the Parties that this release operate as a full and final settlement of the Ceding Company’s current and future liabilities to the Reinsurer under and in connection with the Recaptured Business, provided, however, that this release does not discharge obligations of the Ceding Company that have been undertaken or imposed by the terms of this Agreement.

Section 3.4. Termination of Reinsurance Agreement. Upon payment of the Recapture Consideration to the Ceding Company, pursuant to Article XIV of the Reinsurance Agreement, shall be deemed to be terminated as of the Recapture Date.

Article IV.
MISCELLANEOUS

Section 4.1. Entire Agreement. This Agreement (including any annexes and schedules hereto) and the Reinsurance Agreement constitute the entire agreement between the Parties relating to the matters contained in this Agreement, and shall supersede all prior agreements, understandings, representations and warranties, both written and oral, express or implied, among the Parties with respect to the subject matter of this Agreement.

Section 4.2. Governing Law. This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each Party agrees to submit itself to a court of competent jurisdiction in the State of Illinois.

Section 4.3. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by either Party without the prior written consent of the other Party, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 4.4. Severability. If any provision of this Agreement is held to be void or unenforceable, in whole or in part, (i) such holding shall not affect the validity and enforceability of the remainder of this Agreement, including any other provision, paragraph or subparagraph, and (ii) the Parties agree to attempt in good faith to reform such void or unenforceable provision to the extent necessary to render such provision enforceable and to carry out its original intent.

Section 4.5. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party. Each Party may deliver its signed counterpart of this Agreement to the other Party by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

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IN WITNESS WHEREOF, the Reinsurer and the Ceding Company have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

ALLSTATE ASSURANCE Company
Date: November 24, 2020________
By: /s/ Mario Imbarrato_____________
Name: Mario Imbarrato
Title: Senior Vice President and Chief Financial Officer

ALLSTATE LIFE INSURANCE COMPANY
Date: November 24, 2020_________
By: /s/ John C. Pintozzi_____________
Name: John C. Pintozzi
Title: Senior Vice President and Controller